Exhibit 99.1

JONES LANG LASALLE NEWS RELEASE
For Immediate Release                           200 East Randolph Drive
                                                 Chicago Illinois 60601

       JONES LANG LASALLE NAMES ALAIN MONIE AND LAURALEE E. MARTIN TO ITS
                               BOARD OF DIRECTORS

CHICAGO, October 24, 2005 - Jones Lang LaSalle Incorporated (NYSE: JLL), the leading global real estate services and money management firm, today announced that Alain Monie and Lauralee E. Martin have both been elected members of its Board of Directors.

Alain Monie, 54, will serve as an independent, non-executive Director on the Jones Lang LaSalle Board. He is Executive Vice President of Ingram Micro Inc. (NYSE: IM) and President of its Asia-Pacific subsidiary, based in Singapore. Ingram Micro, a Fortune 100 company, is the largest global information technology wholesale distributor, with world-wide 2004 sales in excess of $25 billion, and the only global full-line distributor with operations in Asia-Pacific. Prior to joining Ingram Micro in 2003, Mr. Monie served as President of the Latin American division of Honeywell International, a leading diversified technology and manufacturing firm serving the aerospace, building and automotive industries. He joined Honeywell following its merger with Allied Signal Inc., where he had built a 17-year career on three continents, progressing from a regional sales manager to head of its Asia-Pacific operations and leading its expansion into both China and India. Mr. Monie was raised in France, where he received his undergraduate and business degrees.

Lauralee Martin, 54, is the Chief Operating and Financial Officer of Jones Lang LaSalle. She joined the Company as its Chief Financial Officer in 2002 and was appointed to the additional position of Chief Operating Officer earlier this year. Ms. Martin, who reports to Colin Dyer, the Company's President and Chief Executive Officer, has responsibility for all aspects of the firm's operational platform, including its finance and information technology organizations. Prior to joining Jones Lang LaSalle, Ms. Martin was the CFO of Heller Financial, Inc., an international commercial finance company, where she was involved in that company's initial public offering in 1998 and its subsequent sale to General Electric Capital Corporation in 2001. She also had served as Heller's Group President--Real Estate Finance for three years before being named a Senior Group President overseeing Real Estate Finance as well as three other business units. Ms. Martin is a non-executive director of KeyCorp, a bank holding company.

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Sheila Penrose, Chairman of the Jones Lang LaSalle Board of Directors, noted,
"We are proud to welcome to our Board two executives of such high caliber. Alain Monie brings an unusual wealth and depth of experience serving corporate customers and conducting business in all regions of the world. His background complements the extensive expertise and experience of our existing board members. Lauralee Martin has delivered extraordinary value to our shareholders by enhancing the firm's business processes, significantly strengthening the firm's balance sheet and leading the implementation of best practices in our operational infrastructure, so that Jones Lang LaSalle sets the world standard for service delivery to our clients."

Colin Dyer, President and CEO, commented further that "Alain Monie adds a valuable perspective to the Board as we continue our global expansion and deliver the best worldwide property services platform to our clients. Lauralee Martin has made an outstanding contribution in her roles as Chief Operating and Financial Officer, and will make equally valuable contributions to Board deliberations."

Since both are filling vacancies on the Board, Mr. Monie and Ms. Martin will initially serve terms that expire at the Company's 2006 Annual Meeting of Shareholders. Their appointments bring the Jones Lang LaSalle Board to a total of eight Directors. In addition to Ms. Penrose and Mr. Dyer, the current members of the Board are Henri-Claude de Bettignies, Darryl Hartley-Leonard, Sir Derek Higgs and Thomas C. Theobald.

ABOUT JONES LANG LASALLE
Jones Lang LaSalle is the world's leading real estate services and money management firm, operating across more than 100 markets around the globe. The company provides comprehensive integrated expertise, including management services, implementation services and investment management services on a local, regional and global level to owners, occupiers and investors. Jones Lang LaSalle is also the industry leader in property and corporate facility management services, with a portfolio of 880 million square feet under management worldwide. LaSalle Investment Management, the company's investment management business, is one of the world's largest and most diverse real estate money management firms, with approximately $28 billion of assets under management.

Company Contacts

Americas
Gayle Kantro
+1 312 228 2795
gayle.kantro@am.joneslanglasalle.com

Asia
Foo Chek Yee
+65 6539 9054
chekyee.foo@ap.joneslanglasalle.com

Europe
Charlotte Freeman
+44 20 7399 5616
charlotte.freeman@eu.joneslanglasalle.com